[Certain portions of this Exhibit have been omitted pursuant to a request for confidential treatment as indicated by an * and separately filed with the Commission]

                                                     General Motors Corporation
                                                     [LOGO]
                                                     NAO Fleet Operations


December 16, 1998

Mr. Barry Benoit
Vice President - Fleet Operations
Automotive Rental Group
Republic Industries, Inc.
110 S. E. 6th Street
Ft. Lauderdale, FL 33301

Dear Mr. Benoit:

This letter will confirm the agreement ("Agreement") reached between Alamo Rent A Car, Inc. ("Alamo") and General Motors ("GM") regarding Alamo's purchase or lease of GM vehicles for model year 1999 through model year 2002.

The details of this Agreement are as follows:

1999 MODEL YEAR
---------------

1. Alamo will purchase or lease from GM dealers of their choice a * 1999 model GM vehicles under the terms and conditions of GM's 1999 Model Year Daily Rental Purchase Program (refer ATTACHMENT 1). Alamo has agreed to purchase these GM vehicles in a mix which includes a considerable number of GM's higher priced models and which represents a higher percentage of these units than Alamo otherwise would purchase. The agreed mix of units is as follows:

        Metro                       *          Eighty Eight               *
        Cavalier                    *          Park Avenue                *
        Cavalier Cvt.               *          DeVille                    *
        Sunfire                     *          Camaro                     *
        Sunfire Cvt.                *          Venture                    *
        Grand Am                    *          Trans Sport                *
        Alero                       *          Silhouette                 *
        Malibu                      *          Astro van                  *
        Cutlass                     *          Safari van                 *
        Century                     *          Blazer                     *
        Lumina                      *          Jimmy                      *
        Monte Carlo                 *          Bravada                    *
        Grand Prix                  *          Full Size Van              *
        Bonneville                  *          Tahoe/Yukon                *
        LeSabre                     *          Suburban                   *
        Intrigue                    *          Total Units                *



General Motors Corporation

[LOGO]


   RENAISSANCE CENTER       TOWER 100, 11TH FLOOR            313-667-9452
 MAIL CODE 482-A11-B96      DETROIT, MI 48265-1000        FAX 313-667-9827

2. a. Alamo agrees * the following 1999MY units from the 1999 CY into the 1998 CY: *

b.       *

3. GM agrees to offer Alamo the availability of the YT1/YT2 short term programs for vehicles described in Paragraph 1. Refer to ATTACHMENT 4 AND 5 for program parameters.

4. Alamo agrees that in all advertising and promotional materials which Alamo undertakes for the 1999 Model Year (September 1, 1998 through August 31, 1999), Alamo will feature only General Motors products where any vehicle is featured or promoted. During the term of this Agreement, Alamo agrees to allow such space and include such tag lines as is in accordance with the customer of the trade and industry.

5. In exchange for this Agreement to purchase, promote and service the number of 1999 models and in a vehicle mix satisfactory to GM, as described in Paragraph 1, GM will provide Alamo * in addition to any incentives due under the terms and conditions of GM's 1999 Model Year Daily Rental Purchase Program.

6. The * by the 25th day of the month following vehicle delivery and receipt of a diskette/electronic media transmission by GM provided GM receives Alamo's diskette/electronic media transmission by the last business day of the month. A diskette/electronic media transmission received after the last business day of the month * by the 25th of the following month. This diskette/electronic media transmission must include VIN numbers on the portion of * in the preceding month and not covered in *. ATTACHMENT 2 details data transmission and record format requirements and should be used when reporting vehicle acquisitions. The report of vehicle acquisitions should be transmitted by EDS Elite to the GM Auction Sales and Remarketing Department or diskettes sent to the following address:

                           Attention:  J. P. Larson, Director - Finance
                           NAO Fleet Operations
                           Renaissance Center
                           Tower 100, 11th floor
                           MC 482-A11-B96
                           Detroit, Michigan 48265-1000

         In the event that Alamo does not purchase or lease the agreed number of vehicles at the agreed mix, * Alamo as described in Paragraph 6 by General Motors * GM on demand subject to Paragraph 8.

7. GM agrees to make the *, as described in Paragraph 5, available to Alamo through GM's *; otherwise GM will mail * to Alamo on the due date stated in Paragraph 6. The provisions of GM's * to be available to Alamo three (3) calendar days from the time period specified in Paragraph 6. * For example, if * is Wednesday, the 25th of the month, * would normally be scheduled for Saturday, the 28th. *




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8.       All volume and mix requirements are subject to reasonable minor adjustments based upon mutual agreement between the parties when the exact circumstances faced by both parties are known at the time of vehicle delivery. It is understood that these adjustments may require Alamo to purchase a comparably priced mix of product. In the event that either party cannot fulfill any terms of this Agreement due to events beyond its control, such as acts of God, labor disputes, and severe economic downturns, the parties will enter negotiations with the intent of allowing both to continue business without substantial penalty.

9. Alamo agrees to provide to GM, at the beginning of each month, a schedule of anticipated purchases of 1999 model year vehicles (model year fleet plan) by division and car line, by month and model year. Alamo also agrees to provide to GM, at the end of each month, a schedule of 1998 and 1999 model vehicle returns by vehicle size (e.g., economy, midsize, etc.) by month of the 1998 and 1999 calendar years.
         *

10. Alamo agrees to retain any documents or records relevant to vehicles purchased under this Agreement or any GM program and/or claims * or any other GM program for two years after the close of the program. Alamo agrees to permit any designated representative of GM to examine, audit and take copies of any accounts and records Alamo is to maintain under this Agreement. Alamo agrees to make such accounts and records readily available at its facilities during regular business hours. GM agrees to furnish Alamo with a list of any reproduced records.

GM agrees to assist Alamo in vehicle financing by providing the following at the request of Alamo:

         a.       *

         b. GM agrees to execute an amendment to the General Motors Corporation Repurchase Agreement dated August 22, 1994, as amended from time to time, in order to clarify that GM's obligations thereunder will be applicable to 1999 through 2000 model year vehicles. The terms of the GM Daily Rental Purchase Guidelines and the GM National Fleet Purchase Program Guidelines for the 1999 model year will be incorporated into the amendment.

MODEL YEARS 1999 THROUGH 2002

This letter will also confirm the Agreement reached between Alamo and GM regarding Alamo's purchase or lease GM vehicles for model year 1999 through model year 2002. The details of this Agreement are as follows:

11. GM agrees to extend the terms and conditions of GM's 1999 Model Year Daily Rental Fleet Program (refer ATTACHMENT 1) for model year 1999 through model year 2000.


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Page 4

         GM reserves the right to place "new" models (as defined by GM) on any of the four (4) 1998 MY repurchase percentage tiers or create a new tier. Additionally, GM also reserves the right to shift vehicles only to higher percentage tiers, (e.g. shift from repurchase tier 1 to tier 2, thus lowering Alamo's vehicle depreciation cost).

         Notwithstanding the above items, should GM alter the terms and conditions of its vehicle purchase program, then Alamo would be granted the option of choosing which program is more beneficial to its business.

12. GM agrees to commit to Alamo the availability of the 100% Vehicle Purchase Program through model year 2002.

13. GM agrees that Alamo may purchase or lease from GM dealers of its choice a * during each model year of this Agreement. GM and Alamo agree that the vehicle mix and production timing provided in future model years must be mutually satisfactory to both parties.

14. Alamo agrees to maintain a minimum GM share penetration of 51%. The 51% GM share penetration can be measured as a percent of acquisitions or as a percent of fleet months. Further, during the term of this Agreement, Alamo agrees that all advertising and promotional materials which Alamo undertakes for future model years, Alamo will feature only General Motors products where any vehicle is featured or promoted. Accordingly, Alamo agrees to allow such space and include such tag lines as in accordance with the custom of the trade and industry. In exchange, GM will provide Alamo with * during each year of this Agreement. These sums are in addition to any Incentives due under the terms and conditions of GM's Model Year Daily Rental Fleet Programs, if any are available.

15. This agreement is confidential and proprietary of General Motors and is intended for the sole use by GM and Alamo. Failure to maintain confidentiality of the terms of this a agreement may result in loss of Fleet Authorization privileges with regard to future purchases.


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On behalf of the General Motors' Car and Truck Divisions, I would like to express my appreciation for your business and hope this Agreement will continue to strengthen our business relationship.



                                       Very truly yours,

                                       /s/ Richard M. Lee
                                       ---------------------------------



                                           R. M. Lee
                                           Executive Director
                                           Fleet Operations

/s/ Barry Benoit
--------------------------------
Acknowledged and Agreed
Republic Industries, Inc.


Date: December 18, 1998
      -------------------